Exhibit 99.1


PSB ANNOUNCES 1ST QUARTER EARNINGS OF $.55 PER SHARE
Wausau, Wisconsin - April 28, 2004

HIGHLIGHTS

* 1st quarter 2004 earnings per share of $.55, down from $.70 in 2003. Net income for the 1st quarter March 2004 was $954,000 compared to $1,224,000 in March 2003, a decline of 22.1%. The decline was due largely to the anticipated drop in residential mortgage loan refinancing compared to the prior year. Quarterly mortgage banking income in 2004 was down $284,000 (after tax benefits) from 2003, or 75%.

* Commercial loan demand was strong during the quarter, with on-balance sheet loans growing $10.1 million at an annualized growth rate of over 13%.

PSB Holdings, Inc. (OTCBB:PSBQ.OB), parent company of Peoples State Bank of Wausau, Wisconsin today reported 1st quarter March 2004 earnings of $.55 per share compared to $.70 per share during the first quarter of 2003. Net book value increased to $19.33 per share, compared to $17.37 at March 2003. A special 5% stock dividend was paid on January 29, 2004. All per share information has been restated to reflect the stock dividend. Financial performance is expressed in thousands, except per share data.

Peoples State Bank is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. During April 2004, a new full service branch location in Minocqua, Wisconsin opened and the Company has announced its plans to construct a full service branch location in Weston, Wisconsin on the Ministry/Marshfield Clinic health care campus to open late in 2004. In addition to traditional retail and commercial loan and deposit products, the Bank provides retail investments, commercial property and casualty insurance services, retirement planning and long-term fixed rate residential mortgages.

Net income for the quarter ended March 31, 2004 was $954 compared to $1,290 in the fourth quarter of 2003 and $1,224 in March 2003. The decline from both previous quarters was due to the end of the two year long residential mortgage refinancing cycle and its related fee income. Operating results for the first quarter 2004 generated an annualized return on average assets (ROA) and return on average equity (ROE) of .94% and 11.64%, respectively. Comparable ratios for the same quarter in 2003 were ROA of 1.36% and ROE of 16.63%.

Market Expansion and Outlook for 2004 Profits

The Company continues its expansion plan of opening de novo branch locations in economically vibrant communities adjacent to existing Peoples market areas. Potential branching locations are identified but not acted upon until a key person or location (or both) is identified. Since 2003, work continues on a new banking and administrative home office (on the existing site) anticipated to be completed by June 2004. During April 2004, a new full service branch location opened in Minocqua, Wisconsin, and construction of a new full service office location in Weston, Wisconsin will begin this summer.

Although the new locations will generate net losses during 2004, each is expected to reach net income on a monthly basis within the first two years of operations. In addition, an after tax charge of approximately $206 is expected from the write-down of the remaining basis in the current home office, when operations move into the new building during June 2004. The full benefit to annual income growth from these initiatives is expected in 2006.

These long-term investments in facilities and quality local banking professionals combined with the anticipated decline in mortgage refinancing income are expected to challenge quarter over quarter profits during 2004, despite management's goal of increasing assets by over 12% during the year. President David K. Kopperud commented "We are pleased to open our new Minocqua location and complete the first of the three major building and expansion initiatives scheduled this year. This new location offers the Minocqua community favorably priced banking products along with convenience and personal service. This office is staffed by local long-time banking professionals who already have strong relationships in the area. We also understand the short-term impact on earnings of these multiple investments and anticipate that annual 2004 earnings will be below 2003 and more in line with 2002."

Net Interest Income

Net interest income increased $242, or 7.5% from $3,232 for the quarter ended March 31, 2003 to $3,474 for the current quarter ended March 31, 2004 due to increased earning assets held, although margin on those assets declined from the prior year. Tax-adjusted net interest margin as a percent of average interest earning assets decreased from the year earlier quarter to 3.73% from 3.89%. During the past 12 months, the Company experienced compressed interest rate margins as existing prime rate adjustable and other maturing term loans and securities are repriced at today's significantly lower rates while deposit rates remained near their floor. Earning assets yields have decreased 66 basis points from 6.28% at March 2003 to 5.62% at March 2004. However, the cost of liabilities declined only 62 basis points from 2.86% at March 2003 to 2.24% at March 2004. However, the decline in net interest margin from these factors appears to be ending as net interest margin was 3.73% during March 2004 compared to the December and September 2003 quarters of 3.65% and 3.67%, respectively. In addition, yield on earning assets was 5.62% during March 2004 compared to 5.60% during the quarter ended December 2003.

The Company continues to seek net interest income growth by originating and funding assets with terms in line with proactive asset-liability management and capital leveraging as appropriate. The Company's balance sheet remains "asset sensitive" and therefore margins would improve in a rising interest rate environment. However, absent a sharp increase in market interest rates, management expects net interest margin during the remainder of 2004 to remain at similar levels.

The Company has experienced growth in total average loans of $50,394, or 19.6% since the quarter ended March 2003. The majority of this growth came from additional real estate loans, both commercial real estate and residential 15 year fixed rate first mortgages that fit into the Company's asset-liability management plans. Approximately $27 million of this growth was originated by the Company's Rhinelander, Wisconsin branch location which opened during August 2002. Even more significantly, bank-wide loan growth during the March 2004 quarter was $10,135, at an annualized growth rate of 13.2%. Total assets increased to $420,738 at March 31, 2004 compared to $367,802 at March 31, 2003.

Regarding growth, President Kopperud said "As we incur additional operating expenses for new locations, it is critical that we continue quality loan growth. Traditionally, Peoples has experienced little growth during the first quarter of each year, due in part to the seasonal nature of many of our customers and the impacts of winter weather on all of us. However, this past quarter loans increased $10 million as we financed new customers and increased funding to existing customers. We look forward to spring and summer following the momentum of this past winter."

Service Fee and Noninterest Income

Noninterest income fell sharply by $382 in the first quarter 2004 to $740 compared to $1,122 in 2003. The decline was due to $468 less in mortgage banking income compared to last year. However, this decline was partially offset by a $111 gain on sale of securities. Separate from these items, noninterest income declined $25. Mortgage banking results during March 2004 included an additional provision for valuation allowance of $60 against mortgage servicing rights. The total valuation allowance on servicing rights was $150 as of March 31, 2004. As mortgage interest rates increase, this valuation allowance is expected to be taken back into income as customers are less likely to refinance their existing mortgages. For all of 2004, the Company expects mortgage banking income to be approximately 2/3 of the level seen during 2003. The Company serviced $155,606 of mortgage principal for other investors at March 31, 2004 compared to $118,710 at March 31, 2003.

Peoples Insurance Services LLC, a commercial property and casualty insurance agency and brokerage owned by Peoples, continues to build relationships in the Wausau area. The agency's net loss during the quarter ended March 2004 was $38. Since opening during September 2003, cumulative net losses have been in line with initial projections.

Operating Expenses

Noninterest operating expenses increased $285 to $2,602 in the quarter ended March 2004 compared to $2,317 during the quarter ended March 2003, an increase of 12.3%. Increases in employee salaries and benefits totaled $100 during the quarter, up 6.9% from the prior year. Company employees were granted inflationary and merit increases effective January 1, 2004 averaging 2.9% of base pay. Other noninterest expenses included $127 of collection fees written off in response to regulatory requirements to account for collection fees as expense until collected, despite the Company's expectation that these fees will be collected from the borrower in the future as part of the loan agreement or from SBA loan guarantee reimbursements. Separate from increases in salaries and benefits and write-off of these collection expenses, operating expenses increased $58. Operating expenses as a percent of average assets were 2.56% during the first quarter of March 2004 compared to 2.57% during the first quarter of March 2003. The expense efficiency ratio increased to 59.73% during 2004 compared to 51.67% in 2003 due primarily to a lower net interest margin and significantly lower mortgage banking fee income compared to the prior year.

Credit Quality and Capitalization

The Company ceases to accrue interest on loans which are 90 days past due and considers them nonperforming loans until the borrower has made up any late payments and is able to continue required payments in the future.
Nonperforming loans also include restructured loans until 6 consecutive monthly payments are received under the new loan terms. Nonperforming loans to gross loans was 1.17% at March 31, 2004, compared to 1.13% at March 2003. The Company also tracks delinquencies on a contractual basis quarter to quarter since some problem loans currently making payments remain on non-accrual status until ongoing ability to repay according to the contract is shown. Loans contractually delinquent 30 days or more as a percentage of gross loans were ..88% at March 2004 compared to .63% at December 2003 and .85% at March 2003. The allowance for loan losses was 1.16% of gross loans at March 2004 compared to 1.28% at March 2003.

Average tangible stockholder's equity was 7.83% during the quarter ended March 2004 compared to 7.84% in the prior year quarter. Management believes the Company to be well capitalized at March 31, 2004 and expects to remain well capitalized during 2004 based on planned asset growth and shareholder dividend payments. The Company intends to repurchase 1% of existing shares in its annual buyback program during 2004, although no shares have yet been purchased this year. During the quarter ended March 2003, the Company repurchased 1,890 shares at an average price of $25.46 per share in its annual buyback program.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of the Company, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                                     (tables follow)
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
PSB HOLDINGS, INC.
QUARTERLY FINANCIAL SUMMARY
(dollars in thousands, except per share data)
                                                             Quarter ended - Unaudited
                                             March 31,  Dec. 31,    Sept. 30,    June 30,  March 31,
                                               2004      2003         2003        2003        2003
EARNINGS AND DIVIDENDS:
Net income                                  $   954     $ 1,290     $ 1,235     $ 1,057     $ 1,224
Basic earnings per share (3)                $  0.55     $  0.74     $  0.71     $  0.61     $  0.70
Diluted earnings per share (3)              $  0.55     $  0.74     $  0.71     $  0.60     $  0.70
Dividends declared per share (3)            $     -     $  0.29     $     -     $  0.29     $     -
Net book value per share                    $ 19.33     $ 18.54     $ 18.11     $ 17.74     $ 17.37
Dividend payout ratio                          0.00%      38.40%       0.00%      46.88%       0.00%
Average common shares outstanding         1,733,531   1,733,398   1,733,828   1,744,199   1,749,015

BALANCE SHEET - AVERAGE BALANCES:

Loans receivable, net of allowances        $307,109    $302,491    $288,448    $265,863    $256,715
Total assets                               $407,577    $399,351    $389,267    $371,537    $365,906
Deposits                                   $312,455    $312,376    $307,752    $292,698    $289,635
Stockholders' equity                      $  32,878   $  32,095   $  31,085   $  30,670   $  29,848

PERFORMANCE RATIOS:

Return on average assets (1)                   0.94%       1.28%       1.26%       1.14%       1.36%
Return on avg. stockholders' equity (1)       11.64%      15.95%      15.76%      13.82%      16.63%
Average tangible stockholders' equity to
  average assets                               7.83%       7.85%       7.70%       7.92%       7.84%
Net loan charge-offs to average loans          0.02%       0.09%       0.02%       0.01%       0.03%
Nonperforming loans to gross loans             1.17%       1.08%       1.09%       1.06%       1.13%
Allowance for loan loss to gross loans         1.16%       1.15%       1.23%       1.26%       1.28%
Net interest rate margin (1)(2)                3.73%       3.65%       3.67%       3.83%       3.89%
Net interest rate spread (1)(2)                3.38%       3.24%       3.21%       3.34%       3.42%
Service fee revenue as a percent of
  average demand deposits (1)                  2.60%       2.70%       2.48%       2.83%       2.99%
Noninterest income as a percent
  of gross revenue                            12.24%      17.56%      17.90%      12.13%      17.49%
Efficiency ratio (2)                          59.73%      53.47%      50.94%      53.86%      51.67%
Noninterest expenses to avg. assets (1)        2.56%       2.46%       2.38%       2.40%       2.57%

STOCK PRICE INFORMATION:

High                                         $35.60      $36.19      $32.61      $32.38      $25.95
Low                                          $33.50      $31.43      $31.43      $28.57      $22.62
Market value at quarter-end                  $35.00      $33.62      $31.90      $31.67      $25.95

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

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
PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                        Three Months Ended
(dollars in thousands, except per share data - unaudited)    March 31,
                                                        2004        2003
Interest income:
   Interest and fees on loans                         $4,554      $4,396
   Interest on securities:
      Taxable                                            461         615
      Tax-exempt                                         243         223
   Other interest and dividends                           46          59
         Total interest income                         5,304       5,293

Interest expense:
   Deposits                                            1,291       1,512
   FHLB advances                                         466         508
   Other borrowings                                       73          41
         Total interest expense                        1,830       2,061

Net interest income                                    3,474       3,232
Provision for loan losses                                240         225

Net interest income after provision for loan losses    3,234       3,007

Noninterest income:
   Service fees                                          291         303
   Mortgage banking                                      160         628
   Investment and insurance sales commissions             91          99
   Net gain on sale of securities                        111          -
   Other noninterest income                               87          92
         Total noninterest income                        740       1,122

Noninterest expense:
   Salaries and employee benefits                      1,548       1,448
   Occupancy and facilities                              301         288
   Data processing and other office operations           160         139
   Advertising and promotion                              34          37
   Other noninterest expenses                            559         405
        Total noninterest expense                      2,602       2,317

Income before provision for income taxes               1,372       1,812
Provision for income taxes                               418         588

Net income                                             $ 954      $1,224
Basic earnings per share                               $0.55      $ 0.70
Diluted earnings per share                             $0.55      $ 0.70

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
PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
March 31, 2004 unaudited, December 31, 2003 derived from audited financial statements)

(dollars in thousands, except per share data)                              March 31, December 31,
                                                                             2004       2003
ASSETS
Cash and due from banks                                                   $ 13,024   $ 13,754
Interest-bearing deposits and money market funds                             5,424      1,214
Federal funds sold                                                               -      3,959

Cash and cash equivalents                                                   18,448     18,927

Securities available for sale (at fair value)                               73,095     72,472
Federal Home Loan Bank stock (at cost)                                       2,484      2,444
Loans held for sale                                                            140        207
Loans receivable, net of allowance for loan losses of $3,700
   and $3,536, respectively                                                314,310    304,339
Accrued interest receivable                                                  1,716      1,617
Foreclosed assets                                                               82         84
Premises and equipment                                                       9,341      7,557
Mortgage servicing rights, net                                                 753        814
Other assets                                                                   369        472

TOTAL ASSETS                                                              $420,738   $408,933

LIABILITIES
Non-interest-bearing deposits                                             $ 45,281   $ 50,563
Interest-bearing deposits                                                  272,422    265,851

   Total deposits                                                          317,703    316,414

Federal Home Loan Bank advances                                             47,000     47,000
Other borrowings                                                            20,826     10,475
Accrued expenses and other liabilities                                       1,695      2,903

   Total liabilities                                                       387,224    376,792

STOCKHOLDERS' EQUITY
Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,887,179 shares                                                 1,887      1,887
Additional paid-in capital                                                   9,694      9,694
Retained earnings                                                           23,743     22,789
Accumulated other comprehensive income                                       1,255        844
Treasury stock, at cost - 153,549 and 153,781 shares, respectively          (3,065)    (3,073)

   Total stockholders' equity                                               33,514     32,141

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $420,738   $408,933
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